EXHIBIT 3.1
Amended and Restated Articles of Incorporation
of
PepsiCo, Inc.
     FIRST: The name of the corporation is PepsiCo, Inc., hereinafter referred to as the “Corporation”.
     SECOND: The Corporation is to have perpetual existence.
     THIRD: Intentionally omitted.
     FOURTH: The purpose or purposes for which the Corporation is organized and the objects proposed to be transacted, promoted or carried on by it are as follows:
     (1) To engage in the manufacture, purchase, sale, bottling and distribution, either at wholesale, retail or otherwise, of beverages, syrups, flavors and extracts, carbonated and aerated water, soda water, mineral waters, soft drinks and non-alcoholic beverages of every kind, and any and all other commodities, substances and products of every kind, nature and description;
     (2) To purchase, lease, construct or otherwise acquire, and to hold, own, use, maintain, manage and operate, plants, factories, warehouses, stores, shops and other establishments, facilities and equipment, of every kind, nature and description, used or useful in the conduct of the business of the Corporation;
     (3) To manufacture, purchase, sell and generally to trade and deal in and with goods, wares, products and merchandise of every kind, nature and description, and to engage or participate in any mercantile, manufacturing or trading business of any kind or character whatsoever;
     (4) To build, erect, construct, purchase, hold or otherwise acquire, own, provide, maintain, establish, lease and operate, buy, sell, exchange or otherwise dispose of mills, factories, warehouses, agencies, buildings, structures, offices, works, plants and work shops, with suitable plant, engines, boilers, machinery and equipment, and all things of whatsoever kind and nature suitable, necessary, useful or advisable in connection with any or all of the objects herein set forth;
     (5) To acquire by purchase, lease or otherwise, upon such terms and conditions and in such manner as the board of directors of the Corporation shall determine or agree to, and to the extent to which the same may be allowed by law, all or any part of the property, real and personal, tangible or intangible, of any nature whatsoever, including the good will, business and rights of all kinds, of any other corporation or of any person, firm or association, which may be useful or convenient in the business of the Corporation and to pay for the same in cash, stocks, bonds or in other securities of the Corporation, or partly in cash and partly in such stocks, bonds or other securities, or in such other manner as may be agreed, and to hold, possess and improve

As of May 9, 2011

such properties, and to assume in connection with the acquisition of any such property any liabilities of any such corporation, person, firm or association, and to conduct in any legal manner the whole or any part of any business so acquired, and to pledge, mortgage, sell or otherwise dispose of the same. To carry on the business of warehousing and all business incidental thereto, including the issue of warehouse receipts, negotiable or otherwise, and the making of advances or loans upon the security of goods warehoused; to maintain and conduct stores for the general sale of merchandise, both at wholesale and retail;
     (6) To borrow money, and, from time to time, to make, accept, endorse, execute and issue bonds, debentures, promissory notes, bills of exchange and other obligations of the Corporation for moneys borrowed or in payment of property acquired or for any of the other objects or purposes of the Corporation or its business, and to secure the payment of any such obligations by mortgage, pledge, deed, indenture, agreement or other instrument of trust, or by other lien upon, assignment of, or agreement in regard to all or any part of the property, rights, privileges or franchises of the Corporation wheresoever situated, whether now owned or hereafter to be acquired;
     (7) To apply for, obtain, register, purchase, lease, or otherwise acquire, and to hold, use, own, operate and introduce, and to sell, assign or otherwise dispose of, any trade marks, trade names, patents, inventions, improvements and processes used in connection with or acquired under letters patent of the United States or elsewhere, and to use, exercise, develop, grant licenses in respect of, or otherwise turn to account any such trade marks, patents, licenses, processes and the like;
     (8) To guarantee and to acquire, by purchase, subscription or otherwise, and to hold and own and to sell, assign, transfer, pledge or otherwise dispose of the stock, or certificates of interest in shares of stock, bonds, debentures and other securities and obligations of any other corporation, domestic or foreign, and to issue in exchange therefor the stock, bonds, or other obligations of the Corporation, and while the owner of any such stock, certificates of interest in shares of stock, bonds, debentures, obligations and other evidences of indebtedness, to possess and exercise in respect thereof all of the rights, powers and privileges of ownership, including the right to vote thereon, and also in the manner, and to the extent now or hereafter authorized or permitted by the laws of the State of North Carolina, to purchase, acquire, own and hold and to dispose of the stock, bonds or other evidence of indebtedness of the Corporation;
     (9) To guarantee the payment of dividends upon any shares of the capital stock of, or the performance of any contract by any other corporation or association in which the Corporation shall have an interest, and to endorse or otherwise guarantee the payment of the principal and interest, or either, of any bonds, debentures, notes, securities, or other evidences of indebtedness created or issued by any such other corporation or association or by individuals or partnerships, to aid in any manner any other corporation or association, any bonds or other securities or evidences of indebtedness of which, or shares of stock in which (or voting trust certificates therefor) are held by or for the Corporation, or in which, or in the welfare of which, the Corporation shall have any interest, and to do any acts or things designed to protect, preserve, improve or enhance the value of any such bonds or other securities or property of the Corporation, but nothing contained herein shall be construed to authorize the Corporation to engage in the business of a guaranty or trust company;

As of May 9, 2011

     (10) In general, to do any or all of the things hereinbefore set forth, and such other things as are incidental or conducive to the attainment of the objects and purposes of the Corporation, as principal, factor, agent, contractor or otherwise, either alone or in conjunction with any person, firm, association or corporation, and in carrying on its business, and for the purpose of attaining or furthering any of its objects, to make and perform contracts, and to do all such acts and things, and to exercise any and all such powers, to the same extent as a natural person might or could lawfully do to the extent allowed by law;
     (11) To have one or more offices and to carry on its operations and transact its business within and without the State of North Carolina and in other states of the United States of America, and in the districts, territories or dependencies of the United States and in any and all foreign countries and, without restriction or limit as to the amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of real and personal property of every class and description in any of the states, districts, territories or dependencies of the United States, and in any and all foreign countries, subject always to the laws of such state, district, territory, dependency or foreign country; and
     (12) To do any or all of the things herein set forth, and such other things as are incidental or conducive to the attainment of the above objects, to the same extent a natural person might or could do, and in any part of the world, in so far as the same are not inconsistent with the laws of the State of North Carolina.
     The purposes and powers specified in any clause contained in this Fourth Article shall, except where otherwise expressed in said articles, be in nowise limited or restricted by reference to or inferences from the terms of any other clause of this or any other article of these Articles of Incorporation, but the purposes and powers specified in each of the clauses of this article shall be regarded as independent purposes and powers.
     In general, the Corporation shall have the authority to carry on any other business in connection with the foregoing, whether manufacturing or otherwise, and to have and to exercise all the powers conferred by the laws of the State of North Carolina upon corporations formed under the North Carolina Business Corporation Act.
     FIFTH: The total number of shares of Common Stock which the Corporation shall have authority to issue is 3,600,000,000 of the par value of one and two-thirds cents (1-2/3(cent)) per share. The total number of shares of Convertible Preferred Stock which the Corporation shall have authority to issue is 3,000,000 of no par per share. The preferences, limitations and relative rights of the shares of the Convertible Preferred Stock are attached to these Amended and Restated Articles of Incorporation as “Exhibit A,” and made a part hereof as if set forth in full herein.
     SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.
     SEVENTH: No holder of the Corporation’s Common Stock and no holder of the Corporation’s Convertible Preferred Stock shall be entitled, as of right, to subscribe for, purchase or receive any part of any new or additional issue of its capital stock, of any class, whether now or hereafter authorized (including treasury stock), or of any bonds, debentures or other securities

As of May 9, 2011

convertible into stock, or warrants or options to purchase stock of any class, but all such additional shares of stock or bonds, debentures or other securities convertible into stock, including all stock now or hereafter authorized, may be issued and disposed of by the board of directors from time to time to such person or persons and upon such terms and for such consideration (so far as may be permitted by law) as the board of directors in their absolute discretion may from time to time fix and determine.
     EIGHTH: The following provisions are intended for the regulation of the business and for the conduct of the internal affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation of the powers conferred by statute:
     (1) The number of directors of the Corporation shall be fixed and may be altered from time to time, as may be provided in the by-laws, but at no time is the number of directors to be less than three. The directors need not be stockholders. In case of any increase in the number of directors, the additional directors may be elected by the directors or by the stockholders entitled to vote therefor at an annual or special meeting, as shall be provided in the by-laws;
     (2) The board of directors may, by resolution passed by a majority of the whole board, designate three or more of their number to constitute an executive committee, to the extent provided in said resolution or in the by-laws, shall have and exercise the powers of the board of directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. From time to time the by-laws, or the board of directors by resolution, may provide methods for the permanent or temporary filling of any vacancy in the executive committee or in any other committee appointed by the board;
     (3) The board of directors shall have power to sell, assign, transfer, convey, exchange, or otherwise dispose of the property, effects, assets, franchises and good will of the Corporation as an entirety, for cash, for the securities of any other corporation, or for any other consideration, pursuant to the vote at the special meeting called for the purpose, of the holders of at least two-thirds of the issued and outstanding Common Stock and Convertible Preferred Stock of the Corporation voting as a single class.
     (4) The board of directors may make by-laws from time to time, and may alter, amend or repeal any by-laws, but any by-laws made by the board of directors may be altered, amended or repealed by the stockholders entitled to vote;
     (5) In case of any vacancy in the board of directors, through death, resignation, disqualification or other cause, the remaining directors by an affirmative vote of a majority thereof, may elect a successor to hold office for the unexpired portion of the term of the directors whose place shall be vacant, and until the election of a successor;
     (6) The directors shall have power, from time to time, to determine whether and to what extent, and at what times and places and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to the inspection of stockholders; and no stockholder shall have any right to inspect any books or account or document of the Corporation except as conferred by the statutes of the State of North Carolina, or authorized by the directors;

As of May 9, 2011

     (7) The board of directors shall have power to appoint such standing committees as they may determine, with such powers as shall be conferred by them or as may be authorized by the by-laws;
     (8) The board of directors shall elect a president and vice president and appoint a secretary and treasurer. Any two of such offices may be held by the same person, except that the president shall hold no other of such offices. The board of directors may also appoint one or more additional vice presidents, one or more assistant secretaries, and one or more assistant treasurers, and to the extent provided by the by-laws or by the board of directors by resolution from time to time, the persons so appointed shall have and exercise the powers of the president, secretary and treasurer, respectively. The board of directors may appoint other and additional officers, with such powers as the directors may deem advisable;
     (9) Both stockholders and directors shall have power, if the by-laws so provide, to hold their meetings and have one or more offices without the State of North Carolina, and to keep the books of the Corporation (subject to the provisions of the statutes) outside of the State of North Carolina, at such places as may be from time to time designated;
     (10) The Corporation may in its by-laws confer powers additional to the foregoing upon the directors, in addition to the powers and authorities expressly conferred upon them by the statutes;
     (11) No contract or other transaction between the Corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of the Corporation is or are interested in, or is a director or officer, or are directors or officers of, such other corporation, and any director or directors, individually or jointly, may be a party or parties to, or may be interested in, any contract or transaction of the Corporation or in which the Corporation is interested; and no contract, act or transaction of the Corporation with any person or persons, firm or corporation, shall be affected or invalidated by the fact that any director or directors of the Corporation is a party, or are parties, to or interested in such contract, act or transaction, or in any way connected with such person or person, firm or corporation, and each and every such person or persons, firm or corporation, and each and every person who may become a director of the Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association or corporation in which he may be in any wise interested;
     (12) The Corporation reserves the right to amend, alter, change, or repeal any provision herein contained, in the manner now or hereafter prescribed by law, and all the rights conferred on stockholders hereunder are granted and are to be held and enjoyed subject to such rights of amendment, alteration, change or repeal.
     (13) Except as provided in Section (5) of this Article, each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of director nominees exceeds the number of directors to be elected, each director shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election

As of May 9, 2011

of directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.
     NINTH: The number of directors constituting the initial Board of Directors shall be twelve; and the names and addresses of the persons who are to serve as directors until the first meeting of stockholders, or until their successors are elected and qualified, are:

Name	Address
D. Wayne Calloway	700 Anderson Hill Road
Purchase, New York 10577
Frank T. Cary	700 Anderson Hill Road
Purchase, New York 10577
William T. Coleman, Jr.	700 Anderson Hill Road
Purchase, New York 10577
Clifton C. Garvin, Jr.	700 Anderson Hill Road
Purchase, New York 10577
Michael H. Jordan	700 Anderson Hill Road
Purchase, New York 10577
Donald M. Kendall	700 Anderson Hill Road
Purchase, New York 10577
John J. Murphy	700 Anderson Hill Road
Purchase, New York 10577
Andrall E. Pearson	700 Anderson Hill Road
Purchase, New York 10577
Sharon Percy Rockefeller	700 Anderson Hill Road
Purchase, New York 10577
Robert H. Stewart, III	700 Anderson Hill Road
Purchase, New York 10577

As of May 9, 2011

Robert S. Strauss	700 Anderson Hill Road
Purchase, New York 10577
Arnold R. Weber	700 Anderson Hill Road
Purchase, New York 10577
     TENTH: Stockholders do not have the right to cumulate their vote for the election of directors.
     ELEVENTH: The name and address of the incorporator is:

Arch E. Lynch, Jr.	360 Glenwood Avenue
Raleigh, North Carolina 27605

As of May 9, 2011

EXHIBIT A
Section 1. Designation and Amount; Special Purpose Restricted Transfer Issue.
     (A) Shares of Convertible Preferred Stock shall be issued only to Fidelity Trust Management Co., or any duly appointed successor trustee (the “Trustee”) of The Quaker 401(k) Plan for Salaried Employees, as amended, or any successor plan (the “Plan”). All references to the holder of shares of Convertible Preferred Stock shall mean the Trustee. In the event of any transfer of record ownership of shares of Convertible Preferred Stock to any person other than any successor trustee under the Plan, the shares of Convertible Preferred Stock so transferred, upon such transfer and without any further action by the Corporation or the holder thereof, shall be automatically converted into shares of Common Stock of the Corporation pursuant to Section 5 hereof and no such transferee shall have any of the voting powers, preferences and relative, participating, optional or special rights ascribed to shares of Convertible Preferred Stock hereunder but, rather, only the powers and rights pertaining to the Common Stock into which such shares of Convertible Preferred Stock shall be so converted. In the event of such a conversion, the transferee of the shares of Convertible Preferred Stock shall be treated for all purposes as the record holder of the shares of Common Stock into which such shares of Convertible Preferred Stock have been automatically converted as of the date of such transfer. Certificates representing shares of Convertible Preferred Stock shall bear a legend to reflect the foregoing provisions. Notwithstanding the foregoing provisions of this Section 1, shares of Convertible Preferred Stock (i) may be converted into shares of Common Stock as provided by Section 5 hereof and the shares of Common Stock issued upon such conversion may be transferred by the holder thereof as permitted by law and (ii) shall be redeemable by the Corporation upon the terms and conditions provided by Sections 6, 7 and 8 hereof.
Section 2. Dividends and Distributions.
     (A) Subject to the rights of the holders of any stock of the Corporation ranking senior to the Convertible Preferred Stock in respect of dividends and subject to the provisions for adjustment hereinafter set forth, the holders of shares of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available therefor, cumulative cash dividends (“preferred dividends”) in an amount per share equal to $5.46 per share per annum, and no more, payable quarterly in arrears, one-fourth on each fifteenth day of January, April, July and October of each year (each a “dividend payment date”) commencing on October 15, 2001, to holders of record at the start of business on such dividend payment date. In the event that any dividend payment date shall fall on any day other than a “business day” (as hereinafter defined), the dividend payment due on such dividend payment date shall be paid on the business day immediately succeeding such dividend payment date. Preferred dividends shall begin to accrue on outstanding shares of Convertible Preferred Stock from the date of issuance of such shares of Convertible Preferred Stock. Preferred dividends shall accrue on a daily basis, but preferred dividends accrued after issuance of the shares of Convertible Preferred Stock for any period less than a full quarterly period between dividend payment dates shall be computed on the basis of a 360-day year of 30-day months. If, at the date shares of Convertible Preferred Stock are first issued, there are accrued but unpaid dividends on shares of Series B ESOP Convertible Preferred Stock of The Quaker Oats Company, such accrued but unpaid dividends will be carried

As of May 9, 2011

forward and paid on October 15, 2001, without interest, in addition to the dividends on shares of Convertible Preferred Stock which are accrued and payable as of such date. Accrued but unpaid preferred dividends shall cumulate as of the dividend payment date on which they first became payable, but no interest shall accrue on accumulated but unpaid preferred dividends.
     (B) So long as any shares of Convertible Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other series of stock of the Corporation ranking on a parity with the Convertible Preferred Stock as to dividends, unless there shall also be or have been declared and paid or set apart for payment on the Convertible Preferred Stock dividends for all dividend payment periods of the Convertible Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid through such dividend period on the Convertible Preferred Stock and accumulated and unpaid on such parity stock through the dividend payment period on such parity stock next preceding such dividend payment date. In the event that full cumulative dividends on the Convertible Preferred Stock have not been declared and paid or set apart for payment when due, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any other class of stock or series thereof of the Corporation ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the Convertible Preferred Stock until full cumulative dividends on the Convertible Preferred Stock shall have been paid or declared and set apart for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in any shares of any stock of the Corporation ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the Convertible Preferred Stock or (ii) the acquisition of shares of any stock of the Corporation ranking as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the Convertible Preferred Stock in exchange solely for shares of any other stock of the Corporation ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the Convertible Preferred Stock.
Section 3. Voting Rights.
     The holders of shares of Convertible Preferred Stock shall have the following voting rights:
     (A) The holders of Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of the Corporation, voting together with the holders of Common Stock as one class. The holder of each share of Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Convertible Preferred Stock could be converted on the record date for determining the shareholders entitled to vote, rounded to the nearest one-tenth of a vote; it being understood that whenever the “conversion price” (as defined in Section 5 hereof) is adjusted as provided in Section 9 hereof, the voting rights of the Convertible Preferred Stock shall also be similarly adjusted.
     (B) Except as otherwise required by law or set forth herein, holders of Convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking

As of May 9, 2011

of any corporate action; provided, however, that the vote of at least two-thirds of the outstanding shares of Convertible Preferred Stock, voting separately as a series, shall be necessary to adopt any alteration, amendment or repeal of any provision of the Corporation’s articles of incorporation, as amended from time to time (including any such alteration, amendment or repeal effected by any merger or consolidation in which the Corporation is the surviving or resulting corporation), if such amendment, alteration or repeal would alter or change the powers, preferences, or special rights of the shares of Convertible Preferred Stock so as to affect them adversely.
Section 4. Liquidation, Dissolution or Winding Up.
     (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Convertible Preferred Stock shall be entitled to receive out of assets of the Corporation which remain after satisfaction in full of all valid claims of creditors of the Corporation and which are available for payment to shareholders, and subject to the rights of the holders of any the Corporation’s stock ranking senior to or on a parity with the Convertible Preferred Stock in respect of distribution upon liquidation, dissolution or winding up of the Corporation, before any amount shall be paid or distributed among the holders of Common Stock or any other shares ranking junior to the Convertible Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation, liquidating distributions in the amount of $78.00 per share (the “Liquidation Preference”), plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, and no more. If upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Convertible Preferred Stock and any other stock of the Corporation ranking as to any such distribution on a parity with the Convertible Preferred Stock are not paid in full, the holders of the Convertible Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount to which they are entitled as provided by the foregoing provisions of this Section 4(A), the holders of shares of Convertible Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Corporation.
     (B) Neither the merger or consolidation of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Corporation, nor the sale, lease, exchange or other transfer of all or any portion of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding up of the affairs of the Corporation for purposes of this Section 4, but the holders of Convertible Preferred Stock shall nevertheless be entitled in the event of any such merger or consolidation to the rights provided by Section 8 hereof.
     (C) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Convertible Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty (20) days prior to any payment date stated therein, to the holders of Convertible Preferred Stock, at the address shown on the books of the Corporation or any transfer agent for the Convertible Preferred Stock.

As of May 9, 2011

Section 5. Conversion into Common Stock.
     (A) A holder of shares of Convertible Preferred Stock shall be entitled, at any time prior to the close of business on the date fixed for redemption of such shares pursuant to Sections 6, 7 and 8 hereof, to cause any or all of such shares to be converted into shares of Common Stock, initially at a conversion rate equal to the ratio of:
(i)	$78.00; to

(ii)	the amount which initially shall be $15.7180, and which shall be adjusted as hereinafter provided (and, as so adjusted, rounded to the nearest ten-thousandth, is hereinafter sometimes referred to as the “conversion price”).
     (B) Any holder of shares of Convertible Preferred Stock desiring to convert such shares into shares of Common Stock shall surrender the certificate or certificates representing the shares of Convertible Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the Corporation’s principal executive office or the offices of the transfer agent for the Convertible Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Convertible Preferred Stock by the Corporation or the transfer agent for the Convertible Preferred Stock, accompanied by written notice of conversion. Such notice of conversion shall specify (i) the number of shares of Convertible Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock and for any shares of Convertible Preferred Stock not to be so converted to be issued and (ii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.
     (C) Upon surrender of a certificate representing a share or shares of Convertible Preferred Stock for conversion, the Corporation shall issue and send by hand delivery (with receipt to be acknowledged) or by first class mail, postage prepaid, to the holder thereof or to such holder’s designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Convertible Preferred Stock, only part of which are to be converted, the Corporation shall issue and deliver to such holder or such holder’s designee a new certificate or certificates representing the number of shares of Convertible Preferred Stock which shall not have been converted.
     (D) The issuance by the Corporation of shares of Common Stock upon a conversion of shares of Convertible Preferred Stock into shares of Common Stock made at the option of the holder thereof shall be effective as of the earlier of (i) the delivery to such holder or such holder’s designee of the certificates representing the shares of Common Stock issued upon conversion thereof or (ii) the commencement of business on the second business day after the surrender of the certificate or certificates for the shares of Convertible Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) as provided by this resolution. On and after the effective day of conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no allowance or adjustment shall be made in respect of dividends payable to holders of Common Stock in respect of any period prior to such effective date. The Corporation shall not be obligated to pay any dividends which shall have been declared and shall be payable

As of May 9, 2011

to holders of shares of Convertible Preferred Stock on a dividend payment date if such dividend payment date for such dividend is subsequent to the effective date of conversion of such shares.
     (E) The Corporation shall not be obligated to deliver to holders of Convertible Preferred Stock any fractional share of a share of Common Stock issuable upon any conversion of such shares of Convertible Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.
     (F) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Convertible Preferred Stock as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock then outstanding. Nothing contained herein shall preclude the Corporation from issuing shares of Common Stock held in its treasury upon the conversion of shares of Convertible Preferred Stock into Common Stock pursuant to the terms hereof. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration or qualification of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Convertible Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Convertible Preferred Stock then outstanding and convertible into shares of Common Stock.
Section 6. Redemption At the Corporation’s Option.
     (A) The Convertible Preferred Stock shall be redeemable, in whole or in part, at any time after the date of issuance, to the extent permitted by paragraphs 6(D) and 8(C), at the Liquidation Preference, plus, in each case, an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption. Payment of the redemption price shall be made by the Corporation in cash or shares of Common Stock or a combination thereof, as permitted by paragraph (E) of this Section 6. From and after the date fixed for redemption, dividends on shares of Convertible Preferred Stock called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding and all rights in respect of such shares of the Corporation shall cease, except the right to receive the redemption price. If less than all of the outstanding shares of Convertible Preferred Stock are to be redeemed, the Corporation shall either redeem a portion of the shares of each holder determined pro rata based on the number of shares held by each holder or shall select the shares to be redeemed by lot, as may be determined by the board of directors of the Corporation.
     (B) Unless otherwise required by law, notice of any redemption effected pursuant to Sections 6 or 7 hereof will be sent to the holders of Convertible Preferred Stock at the address shown on the Corporation’s books or any transfer agent for the Convertible Preferred Stock by first class mail, postage prepaid, mailed not less than thirty (30) days nor more than sixty (60) days prior to the redemption date. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of the Convertible Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for conversion or payment of the redemption price; (v) that

As of May 9, 2011

dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the conversion price and number of shares of Common Stock issuable upon conversion of a share of Convertible Preferred Stock at the time. Upon surrender of the certificate for any shares so called for redemption and not previously converted (properly endorsed or assigned for transfer, if the Corporation’s board of directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the date fixed for redemption and at the redemption price set forth in paragraph (A) of this Section 6.
     (C) In the event of a change in the federal tax law of the United States of America which has the effect of precluding the Corporation from claiming any of the tax deductions for dividends paid on the Convertible Preferred Stock when such dividends are used as provided under Section 404(k)(2) of the Internal Revenue Code, as in effect on the date shares of Convertible Preferred Stock are initially issued, or if the Plan is determined by the Internal Revenue Service not to be initially qualified within the meaning of Sections 401(a) and 4975(e)(7) of the Internal Revenue Code, the Corporation may, in its sole discretion, and notwithstanding anything to the contrary in paragraph (A) of this Section 6, within 60 days of such event, elect to redeem any or all of such shares for the greater of (A) the fair market value of the shares of Convertible Preferred Stock to be so redeemed or (B) the amount payable in respect of the shares upon liquidation of the Corporation pursuant to Section 4 hereof.
     (D) In the event that the Plan is terminated in accordance with its terms, and notwithstanding anything to the contrary in paragraph (A) of this Section 6, the Corporation shall, as soon thereafter as practicable, call for redemption all then outstanding shares of Convertible Preferred Stock for an amount equal to the greater of the fair market value or the redemption price, as calculated pursuant to Section 6(A). The Corporation shall give 30 business days’ notice to all record holders of Convertible Preferred Stock prior to any such termination, provided, however, that the failure to give any such notice shall not affect the validity of such corporate action.
     (E) The Corporation, at its option, may make payment of the redemption price required upon redemption of shares of Convertible Preferred Stock in cash or in shares of Common Stock or in a combination of such shares and cash, any such shares of Common Stock to be valued for such purposes at their fair market value (as defined in paragraph (G) of Section 9 hereof).
Section 7. Other Redemption Rights.
     Shares of Convertible Preferred Stock shall be redeemed by the Corporation for cash or, if the Corporation so elects, in shares of Common Stock, or a combination of such shares and cash, any such shares of Common Stock to be valued for such purpose as provided by paragraph (E) of Section 6, at the redemption price as set forth in the following sentence, at the option of the holder at any time and from time to time upon notice to the Corporation given not less than five (5) business days prior to the date fixed by the holder in such notice for such redemption, upon certification by such holder to the Corporation of the following events: (i) when and to the extent necessary for such holder to provide for distributions required to be made to participants under, or to satisfy an investment election provided to participants in accordance with, the Plan, or any successor plan; (ii) when and to the extent necessary for such holder to make any payments of principal, interest or premium due and payable (whether as scheduled or upon acceleration)

As of May 9, 2011

under (a) the Loan Agreement between the Trustee and the lenders, (b) any refinancing of or substitution for the foregoing; or (c) any other indebtedness incurred by the holder for the benefit of the Plan; or (iii) in the event that the Plan is not initially determined by the Internal Revenue Service to be qualified within the meaning of Sections 401(a) and 4975(e) (7) of the Internal Revenue Code. The redemption price for shares of Convertible Preferred Stock to be redeemed under this Section 7 shall be equal to: (I) in the case of clause (i) next above, the fair market value of the shares of Convertible Preferred Stock to be so redeemed; (II) in the case of clause (ii) next above, the greater of (A) the fair market value of the shares of Convertible Preferred Stock to be so redeemed or (B) the redemption price set forth in paragraph (A) of Section 6 hereof; or (III) in the case of clause (iii) next above, the greater of (A) the fair market value of the shares of Convertible Preferred Stock to be so redeemed or (B) the amount payable in respect of the shares upon liquidation of the Corporation pursuant to Section 4 hereof.
Section 8. Consolidation, Merger, etc.
     (A) In the event that the Corporation shall consummate any consolidation or merger or similar business combination, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged solely for or changed, reclassified or converted solely into stock that constitutes “employer securities” with respect to a holder of Convertible Preferred Stock within the meaning of Section 409(1) of the Internal Revenue Code, and “qualifying employer securities” within the meaning of Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provisions of law (“Qualifying Securities”), and, if applicable, for a cash payment in lieu of fractional shares, if any, the shares of Convertible Preferred Stock of such holder shall, in connection with such consolidation, merger or similar business combination, be converted into and exchanged for preferred stock of the issuer of such Qualifying Securities, having in respect of such issuer, insofar as possible, the same powers, preferences and relative, participating, optional or other special rights (including the redemption rights provided by Sections 6, 7 and 8 hereof), and the qualifications, limitations or restrictions thereon, that the Convertible Preferred Stock had immediately prior to such transaction, except that after such transaction each share of the Convertible Preferred Stock shall be convertible, otherwise on the terms and conditions provided by Section 5 hereof, into the number and kind of Qualifying Securities so receivable by a holder of the number of shares of Common Stock into which such shares of Convertible Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of the Convertible Preferred Stock, then the shares of Convertible Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such shares of Convertible Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election to receive any kind or amount of stock, securities, cash or other property (other than such Qualifying Securities and a cash payment, if applicable, in lieu of fractional shares) receivable upon such transaction (provided that, if the kind or amount of Qualifying Securities receivable upon such transaction is not the same for each non-electing share, then the kind and amount so receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by the plurality of the non-electing shares). The rights of the Convertible

As of May 9, 2011

Preferred Stock as preferred stock of such issuer of Qualifying Securities shall successively be subject to adjustments pursuant to Section 9 hereof after any such transaction as nearly equivalent as practicable to the adjustment provided for by such section prior to such transaction. The Corporation shall not consummate any such merger, consolidation or similar transaction unless the issuer of Qualifying Securities shall have agreed to recognize and honor the rights of the holders of shares of Convertible Preferred Stock as set forth in this paragraph (A).
     (B) In the event that the Corporation shall consummate any consolidation or merger or similar business combination, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, other than any such consideration which is constituted solely of Qualifying Securities (as referred to in paragraph (A) of this Section 8) and cash payments, if applicable, in lieu of fractional shares, outstanding shares of Convertible Preferred Stock shall, without any action on the part of the Corporation or any holder thereof (but subject to paragraph (C) of this Section 8), be deemed to have been automatically converted immediately prior to the consummation of such merger, consolidation or similar transaction into the number of shares of Common Stock into which such shares of Convertible Preferred Stock could have been converted at such time so that each share of Convertible Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by a holder of the number of shares of Common Stock into which such shares of Convertible Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of the Convertible Preferred Stock, then the shares of Convertible Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such shares of Convertible Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election as to the kind or amount of stock, securities, cash or other property receivable upon such transaction (provided that, if the kind or amount of stock, securities, cash or other property receivable upon such transaction is not the same for each non-electing share, then the kind and amount of stock, securities, cash or other property receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by a plurality of the non-electing shares).
     (C) In the event the Corporation shall enter into any agreement providing for any consolidation or merger or similar business combination described in paragraph (B) of this Section 8, then the Corporation shall as soon as practicable thereafter (and in any event at least 10 business days before the closing of such transaction) give notice of such agreement and the material terms thereof to each holder of Convertible Preferred Stock and each such holder shall have the right to elect, by written notice to the Corporation, to receive, upon consummation of such transaction (if and when such transaction is consummated), from the Corporation or the successor of the Corporation, in redemption and retirement of such Convertible Preferred Stock, a cash payment equal to the higher of the redemption price as determined in accordance with paragraph 6(A) or the fair market value of shares of Convertible Preferred Stock. No such notice

As of May 9, 2011

of redemption shall be effective unless given to the Corporation prior to the close of business on the second business day prior to the closing of such transaction, unless the Corporation or its successor shall waive such prior notice, but any notice of redemption so given prior to such time may be withdrawn by notice of withdrawal given to the Corporation prior to the close of business on the second business day prior to the closing of such transaction.
Section 9. Anti-dilution Adjustments.
     (A) In the event the Corporation shall, at any time or from time to time while any of the shares of the Convertible Preferred Stock are outstanding, (i) pay a dividend or make a distribution in respect of the Common Stock in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Corporation (including a recapitalization effected by a merger or consolidation to which Section B hereof does not apply) or otherwise, the conversion price in effect immediately prior to such action shall be adjusted by multiplying such conversion price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event, and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this paragraph 9(A) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of shareholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.
     (B) In the event that the Corporation shall, at any time or from time to time while any of the shares of Convertible Preferred Stock are outstanding, issue to holders of shares of Common Stock as a dividend or distribution, including by way of a reclassification of shares or a recapitalization of the Corporation, any right or warrant to purchase shares of Common Stock (but not including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock) at a purchase price per share less than the fair market value (as hereinafter defined) of a share of Common Stock on the date of issuance of such right or warrant, then, subject to the provisions of paragraphs (E) and (F) of this Section 9, the conversion price shall be adjusted by multiplying such conversion price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased at the fair market value of a share of Common Stock at the time of such issuance for the maximum aggregate consideration payable upon exercise in full of all such rights or warrants, and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock that could be acquired upon exercise in full of all such rights and warrants.
     (C) In the event the Corporation shall, at any time or from time to time while any of the shares of Convertible Preferred Stock are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to (i) any right or warrant to purchase or acquire shares of Common Stock for which adjustment has been made pursuant to paragraph (B) of this Section 9 (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock) and (ii) any employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, of the Corporation or any subsidiary of the

As of May 9, 2011

Corporation heretofore or hereafter adopted) for a consideration having a fair market value, on the date of such issuance, sale or exchange, less than the fair market value of such shares on the date of issuance, sale or exchange, then, subject to the provisions of paragraphs (E) and (F) of this Section 9, the conversion price shall be adjusted by multiplying such conversion price by a fraction, the numerator of which shall be the sum of (i) the fair market value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (ii) the fair market value of the consideration received by the Corporation in respect of such issuance, sale or exchange of shares of Common Stock, and the denominator of which shall be the product of (a) the fair market value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (b) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Corporation. In the event the Corporation shall, at any time or from time to time while any shares of Convertible Preferred Stock are outstanding, issue, sell or exchange any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), other than any such issuance to holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation) and other than pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted, for a consideration having a fair market value, on the date of such issuance, sale or exchange, less than the non-dilutive amount (as hereinafter defined), then, subject to the provisions of paragraphs (E) and (F) of this Section 9, the conversion price shall be adjusted by multiplying such conversion price by a fraction the numerator of which shall be the sum of (I) the fair market value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (II) the fair market value of the consideration received by the Corporation in respect of such issuance, sale or exchange of such right or warrant plus (III) the fair market value at the time of such issuance of the consideration which the Corporation would receive upon exercise in full of all such rights or warrants, and the denominator of which shall be the product of (i) the fair market value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (ii) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock which could be acquired pursuant to such right or warrant at the time of the issuance, sale or exchange of such right or warrant (assuming shares of Common Stock could be acquired pursuant to such right or warrant at such time).
     (D) In the event the Corporation shall, at any time or from time to time while any of the shares of Convertible Preferred Stock are outstanding, make an extraordinary distribution (as hereinafter defined) in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Corporation (including a recapitalization or reclassification effected by a merger or consolidation to which Section 8 hereof does not apply) or effect a pro rata repurchase (as hereinafter defined) of Common Stock, the conversion price in effect immediately prior to such extraordinary distribution or pro rata repurchase shall, subject to paragraphs (E) and (F) of this Section 9, be adjusted by multiplying such conversion price by the fraction the numerator of which is (i) the fair market value of all the shares of Common Stock outstanding on the day before the ex-dividend date with respect to an extraordinary distribution which is paid in cash and on the distribution date with respect to an extraordinary distribution

As of May 9, 2011

which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a pro rata repurchase, or on the date of purchase with respect to any pro rata repurchase which is not a tender offer, as the case may be, minus (ii) the fair market value of the extraordinary distribution or the aggregate purchase price of the pro rata repurchase, as the case may be, and the denominator of which shall be the product of (a) the number of shares of Common Stock outstanding immediately before such extraordinary distribution or pro rata repurchase minus, in the case of a pro rata repurchase, the number of shares of Common Stock repurchased by the Corporation multiplied by (b) the fair market value of a share of Common Stock on the day before the ex-dividend date with respect to an extraordinary distribution which is paid in cash and on the distribution date with respect to an extraordinary distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a pro rata repurchase or on the date of purchase with respect to any pro rata repurchase which is not a tender offer, as the case may be. The Corporation shall send each holder of Convertible Preferred Stock (i) notice of its intent to make any dividend or distribution and (ii) notice of any offer by the Corporation to make a pro rata repurchase, in each case at the same time as, or as soon as practicable after, such offer is first communicated (including by announcement of a record date in accordance with the rules of any stock exchange on which the Common Stock is listed or admitted to trading) to holders of Common Stock. Such notice shall indicate the intended record date and the amount and nature of such dividend or distribution, or the number of shares subject to such offer for a pro rata repurchase and the purchase price payable by the Corporation pursuant to such offer, as well as the conversion price and the number of shares of Common Stock into which a share of Convertible Preferred Stock may be converted at such time.
     (E) Notwithstanding any other provisions of this Section 9, the Corporation shall not be required to make any adjustment to the conversion price unless such adjustment would require an increase or decrease of at least one percent (1%) in the conversion price. Any lesser adjustment shall be carried forward and shall be made no later than the time of, and together with, the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) in the conversion price.
     (F) If the Corporation shall make any dividend or distribution on the Common Stock or issue any Common Stock, other capital stock or other security of the Corporation or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the conversion price pursuant to the foregoing provisions of this Section 9, the Corporation’s board of directors shall consider whether such action is of such a nature that an adjustment to the conversion price should equitably be made in respect of such transaction. If in such case the Corporation’s board of directors determines that an adjustment to the conversion price should be made, an adjustment shall be made effective as of such date, as determined by the Corporation’s board of directors (which adjustment shall in no event adversely affect the powers, preferences, or special rights of this Convertible Preferred Stock as set forth herein). The determination of the Corporation’s board of directors as to whether an adjustment to the conversion price should be made pursuant to the foregoing provisions of this paragraph 9(F), and, if so, as to what adjustment should be made and when, shall be final and binding on the Corporation and all shareholders of the Corporation. The Corporation shall be entitled to make such additional adjustments in the conversion price, in addition to those required by the foregoing provisions of this Section 9, as shall be necessary in order that any dividend or distribution in shares of capital stock of the Corporation, subdivision, reclassification or

As of May 9, 2011

combination of shares of stock of the Corporation or any recapitalization of the Corporation shall not be taxable to the holders of the Common Stock.
     (G) For purposes of this description of the Convertible Preferred Stock, the following definitions shall apply:
     “business day” shall mean each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in Chicago, Illinois or New York, New York are not required to be open.
     “current market price” of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, or, in the event that no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Corporation’s board of directors or a committee thereof, in each case, on each trading day during the adjustment period. “adjustment period” shall mean the period of five (5) consecutive trading days preceding, and including, the date as of which the fair market value of a security is to be determined.
     “extraordinary distribution” shall mean any dividend or other distribution to holders of Common Stock (effected while any of the shares of Convertible Preferred Stock are outstanding) (i) of cash, where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding period of 12 months, when combined with the aggregate amount of all pro rata repurchases (for this purpose, including only that portion of the aggregate purchase price of such “pro rata repurchase” (as hereinafter defined) which is in excess of the fair market value of the Common Stock repurchased as determined on the applicable expiration date (including all extensions thereof) of any tender offer or exchange offer which is a Pro Rata Repurchase, or the date of purchase with respect to any other pro rata repurchase which is not a tender offer or exchange offer made during such period), exceeds 12 1/2% of the aggregate fair market value of all shares of Common Stock outstanding on the day before the ex-dividend date with respect to such extraordinary distribution which is paid in cash and on the distribution date with respect to an extraordinary distribution which is paid other than in cash, and/or (ii) of any shares of the Corporation’s capital stock (other than shares of Common Stock), other securities of the Corporation (other than the securities of the type referred to in paragraph (B) or (C) of this Section 9), evidences of indebtedness of the Corporation or any other person or any other property (including shares of any subsidiary of the Corporation) or any combination thereof. The fair market value of an extraordinary distribution for purposes of paragraph (D) of this Section 9 shall be equal to the sum of the fair market value of such extraordinary distribution plus the

As of May 9, 2011

amount of any cash dividends which are not extraordinary distributions made during such 12-month period and not previously included in the calculation of an adjustment pursuant to paragraph (D) of this Section 9.
     “fair market value” shall mean the amount of cash received or, as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which are publicly traded, the average of the current market prices of such shares or securities for each day of the adjustment period. The “fair market value” of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent commercial or investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Corporation’s board of directors or a committee thereof, or, if no such commercial or investment banking or appraisal firm is in the good faith judgment of the board of directors or such committee available to make such determination, as determined in good faith by the Corporation’s board of directors or such committee.
     “non-dilutive amount” in respect of an issuance, sale or exchange by the Corporation of any right or warrant to purchase or acquire shares of Common Stock (including any security convertible into or exchangeable for shares of Common Stock) shall mean the remainder of (i) the product of the fair market value of a share of Common Stock on the day preceding the first public announcement of such issuance, sale or exchange multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise in full of such rights and warrants (including upon the conversion or exchange of all such convertible or exchangeable securities), whether or not exercisable (or convertible or exchangeable) at such date, minus (ii) the aggregate amount payable pursuant to such right or warrant to purchase or acquire such maximum number of shares of Common Stock; provided, however, that in no event shall the non-dilutive amount be less than zero. For purposes of the foregoing sentence, in the case of a security convertible into or exchangeable for shares of Common Stock, the amount payable pursuant to a right or warrant to purchase or acquire shares of Common Stock shall be the fair market value of such security on the date of the issuance, sale or exchange of such security by the Corporation.
     “pro rata repurchase” shall mean any purchase of shares of Common Stock by the Corporation or any subsidiary thereof, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Convertible Preferred Stock are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchase of shares by the Corporation, or any subsidiary thereof made in open market transactions shall be deemed a pro rata repurchase. For purposes of this paragraph 9(G), shares shall be deemed to have been purchased by the Corporation or any subsidiary thereof “in open market transactions” if they have been purchased substantially in accordance with the requirements of Rule l0b-18 as such rule is in effect under the Exchange Act on the date shares of Convertible Preferred Stock are initially issued by the Corporation, or on such other terms and conditions as the Corporation’s board of directors or a committee thereof

As of May 9, 2011

shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock.
     (H) Whenever an adjustment to the conversion price and the related voting rights of the Convertible Preferred Stock is required, the Corporation shall forthwith place on file with the transfer agent(s) for the Common Stock and for the Convertible Preferred Stock, if any, and with the Secretary of the Corporation, a statement signed by two officers of the Corporation stating the adjusted conversion price determined as provided herein, and the resulting conversion ratio, and the voting rights (as appropriately adjusted), of the Convertible Preferred Stock. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment, including any determination of fair market value involved in such computation. Promptly after each adjustment to the conversion price and the related voting rights of the Convertible Preferred Stock, the Corporation shall mail a notice thereof and of the then prevailing conversion rate to each holder of shares of the Convertible Preferred Stock.
Section 10. Ranking; Retirement of Shares.
     (A) The Convertible Preferred Stock shall rank senior to the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up of the Corporation, and, unless otherwise provided in the articles of incorporation of the Corporation, as the same may be amended, the Convertible Preferred Stock shall rank pari passu with all future series of the Corporation’s preferred stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up.
     (B) Any shares of Convertible Preferred Stock acquired by the Corporation by reason of the conversion or redemption of such shares, or otherwise so acquired, shall be restored to the status of authorized but unissued shares of preferred stock, with no par value per share, of the Corporation, undesignated as to series, and may thereafter be reissued as part of a new or existing series of such preferred stock as permitted by law.
Section 11. Miscellaneous.
     (A) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) business days after the mailing thereof if sent by registered mail (unless first-class mail shall be specifically permitted for such notice elsewhere herein) with postage prepaid, addressed: (i) if to the Corporation, to its office at 700 Anderson Hill Road, Purchase, New York, 10577-1441 (Attention: Secretary), or to the transfer agent for the Convertible Preferred Stock, or other agent of the Corporation designated as permitted herein or (ii) if to any holder of the Convertible Preferred Stock or Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Convertible Preferred Stock or Common Stock, as the case may be) or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.
     (B) The Corporation shall give 15 business days’ notice to all record holders of Convertible Preferred Stock prior to the record date to be established with respect to any extraordinary event,

As of May 9, 2011

setting forth the material provisions relating to such extraordinary event, provided, however, that the failure to give any such notice shall not affect the validity of any such corporate action.
     “extraordinary event” as used herein means (i) any non-cash dividend payable with respect to the Common Stock, (ii); any cash dividend in an amount exceeding 10% of the conversion price on the date the dividend is declared, (iii) any recapitalization, reclassification, consolidation, merger or similar event as a result of which shares of Common Stock are converted into or exchanged for any other securities or property, (iv) any sale of all or substantially all of the assets of the Corporation, or (v) the adoption of any repurchase program under which the Corporation may purchase more than 15% of the Corporation’s then outstanding Common Stock.
     (C) The term “Common Stock” as used in this description of the Convertible Preferred Stock means the Corporation’s Common Stock, par value one and two-thirds cents (1 2/3 cents) per share, or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that, at any time as a result of an adjustment made pursuant to Section 9 hereof, the holder of any share of the Convertible Preferred Stock upon thereafter surrendering such shares for conversion, shall become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the conversion price in respect of such other shares or securities so receivable upon conversion of shares of Convertible Preferred Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Section 9 hereof, and the provisions of Sections 1 through 8, 10 and 11 hereof with respect to the Common Stock shall apply on like or similar terms to any such other shares or securities.
     (D) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
     (E) In the event that a holder of shares of Convertible Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of Convertible Preferred Stock should be made or the address to which the certificate or certificates representing such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the holder of such Convertible Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing

As of May 9, 2011

such shares, or such payment, to the address of such holder shown on the records of the Corporation.
     (F) Unless otherwise provided in the Corporation’s articles of incorporation, as the same may be amended, all payments in the form of dividends, distributions on voluntary or involuntary dissolution, liquidation or winding up or otherwise made upon the shares of Convertible Preferred Stock and any other stock ranking on a parity with the Convertible Preferred Stock with respect to such dividend or distribution shall be pro rata, so that amounts paid per share on the Convertible Preferred Stock and such other stock shall in all cases bear to each other the same ratio that the required dividends, distributions or payments, as the case may be, then payable per share on the shares of the Convertible Preferred Stock and such other stock bear to each other.
     (G) The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Convertible Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Convertible Preferred Stock.
     (H) Unless otherwise indicated, references in this Exhibit A to Sections or paragraphs are references to a Section or paragraph of this Exhibit A.

As of May 9, 2011